Exhibit 3.15

Trey Grayson

Secretary of State

Certificate

I, Trey Grayson, Secretary of State for the Commonwealth of Kentucky, do hereby certify that the foregoing writing has been carefully compared by me with the original thereof, now in my official custody as Secretary of State and remaining on file in my office, and found to be a true and correct copy of

ARTICLES OF INCORPORATION OF

CAMPING WORLD HOLDINGS, INC. FILED DECEMBER 9, 1991;

ARTICLES OF AMENDMENT TO THE ARTICLES OF INCORPORATION OF CAMPING WORLD HOLDINGS, INC. CHANGING ITS NAME TO CAMPING WORLD, INC. FILED MAY 7, 1992;

ARTICLES OF AMENDMENT TO THE ARTICLES OF INCORPORATION OF CAMPING WORLD, INC. FILED JANUARY 14, 1998.

IN WITNESS WHEREOF, I have hereunto set my hand and affixed my Official Seal at Frankfort, Kentucky, this 5th day of November, 2008.

/s/ Trey Grayson
Trey Grayson
Secretary of State
Commonwealth of Kentucky
mowens/0293951 - Certificate ID: 72095

Kentucky Secretary of State’s Office	Corporate Records	11/5/2008

[ILLEGIBLE]

658148

ARTICLES OF INCORPORATION	RECEIVED & FILED
OF	$3,004.42
CAMPING WORLD HOLDINGS, INC.	[ILLEGIBLE]
Dec 9 4 12 PM ‘91

[ILLEGIBLE]

Pursuant to the provisions of Section 271B.2[ILLEGIBLE] of the Kentucky Business Corporation Act, the undersigned, acting as the incorporator of a corporation, adopts the following Articles of Incorporation for such corporation:

1.                                       The name of the Corporation is Camping World Holdings, Inc.

2.                                       The duration of the Corporation shall be perpetual.

3.                                       The nature of the business and the objects and purposes of the Corporation shall be to transact any and all lawful business for which corporations may be organized under the Kentucky Business Corporation Act.

4.                                       The street address of the Corporation’s principal office is:

650 Three Springs Road

Bowling Green, KY 42104

County of Warren.

5.                                       (a)                                  The name of the Corporation’s registered agent is William L. Johnson.

(b)                                 The address of the Corporation’s registered office in Kentucky is:

650 Three Springs Road

Bowling Green, KY 42104

County of Warren.

6.                                       The total number of shares of stock that this Corporation shall have authority to issue is 1,132,214 shares of Common Stock, $.01 par value per share (the “Common Stock”), of which 813,007 shares shall be designated Class A Common Stock and 319,207 shares shall be designated Class B Common Stock. Except as otherwise provided in this Section 6, the Class A Common Stock and Class B Common Stock shall have the same rights and privileges and shall rank equally, share ratably and be identical in all respects as to all matters.

6.1.                              Each share of Class A Common Stock shall be entitled to one vote. The Class B Common Stock shall have no voting rights except as provided herein or by law.

6.2.                              Holders of shares of Class A Common Stock and holders of shares of Class B Common Stock shall be entitled to receive, when and as declared by the Board of Directors out of the assets or funds of the Corporation which are by law available therefor, dividends payable in cash or in property (other than shares of Class A Common Stock or shares of Class B Common Stock) or in any combination thereof. Dividends in cash and property (other than dividends payable in Class A Common Stock or Class B Common Stock) with respect to the Class A Common Stock and the Class B Common Stock shall be paid at the same rate and at the same time on both such classes, and not on either one of them without the other. Holders of shares of Class A Common Stock and holders of shares of Class B Common Stock shall be entitled to receive, when and as declared by the Board of Directors out of the assets or funds of the Corporation which are by law available therefor, dividends payable in shares of Class A Common Stock and shares of Class B Common Stock; provided, however, that any such dividend payable in respect of the Class A Common Stock shall be payable only in shares of Class A Common Stock and any such dividend payable with respect to shares of Class B Common Stock shall be payable only in shares of Class B Common Stock; and provided, further, that no such dividend shall be paid on either class unless there shall be declared and paid at the same time a dividend at the same rate on the other class.

6.3.                              In the event the Corporation shall be liquidated, dissolved or wound up, whether voluntarily or involuntarily, the holders of the Class A Common Stock and the holders of the Class B Common Stock shall be entitled to share ratably as a single class, share and share alike, in the remaining net assets of the Corporation. A merger or consolidation of the Corporation with or into any other corporation or sale or conveyance of all or any part of the assets of the Corporation (which shall not in fact result in the liquidation of the Corporation and the distribution or assets to shareholders) shall not be deemed to be a voluntary or involuntary liquidation or dissolution or winding up of the Corporation within the meaning of this Section 6.3.

7.                                       The Corporation shall not, without the affirmative consent of eighty percent of the shares of Class A Common Stock and Class B Common Stock at the time outstanding, voting as a single class:

(a)                    amend this Articles of Incorporation;

(b)                   authorize any additional class or series of capital stock;

(c)                    redeem, purchase or otherwise acquire for value any share or shares of capital stock except as permitted by a Stockholders Agreement by and among the Corporation and certain shareholders;

(d)                            voluntarily liquidate or dissolve; or

(e)                             make any material change (directly or through its subsidiaries) in the nature of its business as a retailer of specialty products and accessories for recreational vehicles.

8.                                       The Corporation shall not, without the affirmative consent of (i) seventy-five percent of the shares of Class A Common Stock at the time outstanding and (ii) a majority of the shares of all Common Stock voting as a single class, become a party to a merger, consolidation or reorganization (or permit any subsidiary to become a party to a merger, consolidation or reorganization), or sell, lease or otherwise dispose of all or substantially all of its assets (or permit any subsidiary to do the same).

9.                                       Subject to the terms and conditions of this Section 9, the Class B Common Stock shall be converted into Class A Common Stock as follows:

9.1.                              Immediately prior to (i) the closing of a firm commitment underwritten registered public offering of the Class A Common Stock, or (ii) a sale of all of the Class A Common Stock, merger or sale of all or substantially all of the assets of the Corporation, in each of clause (i) and (ii) approved by the holders of seventy-five percent of the Class A Common Stock at the time outstanding, each share of Class B Common Stock shall be automatically converted into one share of Class A Common Stock (subject to adjustment as provided below). All holders of record of Class B Common Stock will be given at least 20 days’ prior written notice of the event which will result in the mandatory conversion of such Stock. Such notice shall be sent by telex, telecopy or first-class mail, postage prepaid, to each holder of record of Class B Common Stock at such holder’s address as shown in the records of the Corporation. On or before the date fixed in such notice for conversion, each holder of shares of Class B Common Stock shall surrender his or its certificate or certificates for all such shares to the Corporation at the place designated in such notice and shall thereafter receive certificates for the number of shares of Class A Common Stock to which such holder is entitled.

9.2.                              If the Corporation at any time subdivides its outstanding Class A Common Stock, by split-up or otherwise, or combines its outstanding Class A Common Stock into a lesser number of shares or issues additional shares of its Class A Common Stock as a dividend on the Class A Common Stock, the Class B Common Stock shall forthwith be similarly subdivided, combined or additional shares of Class B Common Stock shall be issued as a dividend on the Class B Common Stock.

9.3.                              If while any Class B Common Stock is outstanding, there is any reclassification or capital reorganization of the outstanding Class A Common Stock (other than as a result of a subdivision, combination or stock dividend) or any merger or consolidation of the Corporation with or into another corporation or any sale or conveyance to another person of the property of the Corporation as an entirety or substantially as an entirety, then, as a condition of any such action, lawful provision shall be made so that each holder of Class B Common Stock shall have the right to convert such Stock into the kind and amount of shares of stock or other property which a holder of the number of shares of Class A Common Stock of the Corporation into which such Class B Common Stock was convertible immediately prior to such action would receive upon such action.

9.4.                              Whenever the numbers of shares issuable upon conversion hereunder are adjusted, as herein provided, the Corporation shall promptly deliver to each record holder of Class B Common Stock a certificate of the Treasurer of the Corporation stating the conversion rate applicable to such holder’s Class B Common Stock after such adjustment and setting forth a brief statement of the facts requiring such adjustment.

9.5.                                   The Corporation will not, by amendment of this Articles of Incorporation or Bylaws or through any reorganization, transfer of assets, consolidation, merger, liquidation, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms of the Class B Common Stock. The Corporation will take all such action as may be necessary or appropriate to validly and legally issue fully paid and non-assessable shares of Class A Common Stock upon the conversion of Class B Common Stock.

9.6.                              The Corporation will at all times reserve and keep available, free of any preemptive rights, solely for issuance and delivery upon the conversion of Class B Common Stock, all shares of the Class A Common Stock from time to time issuable upon the conversion of Class B Common Stock.

10.                                 The shareholders of the Corporation shall not have preemptive rights.

11.                                 A director of this Corporation shall not liable to the Corporation or its shareholders for monetary damages for breach of fiduciary duty as a director, except to the extent that exculpation from liability is not permitted under the Kentucky Business Corporation Act as in effect at the time such liability is determined. No amendment or repeal of this Section 11 shall apply to or have any effect on the liability or alleged liability of any director of the Corporation for or with respect to any acts or omissions of such director occurring prior to such amendment or repeal.

12. The private property of the shareholders shall not be liable for any debts, liabilities or obligations of the Corporation.

Dated:	December 6, 1991

/s/ Cynthia Y. Reisz
Cynthia Y. Reisz
Incorporator

#105461

293951-A
ARTICLES OF AMENDMENT TO THE ARTICLES OF INCORPORATION	300250-I
OF
CAMPING WORLD HOLDINGS, INC.	RECEIVED & FILED
[ILLEGIBLE]

Pursuant to the provisions of Section 271B.10-060 of the Kentucky Business Corporation Act, the undersigned corporation adopts the following Articles of Amendment to its Articles of Incorporation:

1.                                       The name of the corporation is Camping World Holdings, Inc.

2.                                       The text of each amendment adopted is as follows:

Paragraph 1 of the Articles of Incorporation is deleted in its entirety, and the following is substituted in lieu thereof:

“The name of the Corporation is Camping World, Inc.”

Paragraph 6 of the Articles of Incorporation is amended by deleting the first sentence in its entirety and substituting the following in lieu thereof:

“The total number of shares of stock which the Corporation shall have the authority to issue is 15,000,000 shares of common stock, par value $.01 per share (the “Common Stock”), of which 13,000,000 shares shall be designated Class A Common Stock and 2,000,000 shares shall be designated Class B Common Stock.”

674237

The amendments were duly adopted at a meeting of the shareholders of the corporation held on May 4, 1992. On May 4, 1992, the corporation had issued and outstanding 300,000 shares of Class A Common Stock and 300,000 shares of Class B Common Stock. All 300,000 shares of Class A Common Stock and all 300,000 shares of Class B Common Stock, voting together as a single class, were entitled to vote on the amendments. Of the 300,000 shares of Class A Common Stock, 298,500 were represented at the meeting. Of the 300,000 shares of Class B Common Stock, 300,000 were represented at the meeting. The total number of shares of Class A Common Stock and Class B Common Stock, voting as a single class, undisputably in favor of the amendments was 598,500, which amount was sufficient for the approval of the amendments.

Dated: May 4, 1992	CAMPING WORLD HOLDINGS, INC.

	By:	[ILLEGIBLE]
	Title:	Exec VP. CFO

#134491

0293951

[ILLEGIBLE]

RECEIVED & FILED

ARTICLES OF AMENDMENT
TO THE
ARTICLES OF INCORPORATION	JAN 14 10 44 AM ‘98
OF	[ILLEGIBLE]
CAMPING WORLD, INC.

Pursuant to the provisions of Section 271B.10-060 of the Kentucky Business Corporation Act, the undersigned corporation adopts the following Articles of Amendment to its Articles of Incorporation:

1.                                                                                       The name of the corporation is Camping World, Inc.

2.                                                                                       The text of the amendment adopted is as follows:

Paragraph 6 of the Articles of Incorporation is deleted in its entirety and the following is substituted in lieu thereof:

The Company is authorized to issue only one class of stock and the total number of shares of stock which the Company shall have the authority to issue is 15,000,000 shares of common stock with a par value of $.01 per share.

The amendment was duly adopted by written action of the shareholders of the corporation, effective December 28, 1997. On December 28, 1997, the corporation had issued and outstanding 2,513,708 shares of Class A Common Stock and no shares of Class B Common Stock. All 2,513,708 shares were represented and entitled to vote on the amendment. All shares were voted in favor of this amendment.

Dated:	[ILLEGIBLE]	CAMPING WORLD, INC.

		By:	[ILLEGIBLE]
		Title:	[ILLEGIBLE]